Exhibit 99.5

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this "Agreement"), executed as of July 12, 2023, is made between (i) BNY Mellon Municipal Income, Inc., a closed-end management investment company organized as a Maryland corporation (the "Fund"), and (ii) Banc of America Preferred Funding Corporation, a Delaware corporation, including its successors by merger or operation of law ("Banc of America" or the "Shareholders").

RECITALS

A.          As of the date hereof, Banc of America holds 1,209 VMTP Shares (as defined below) issued by the Fund; and

B.          The Fund and the Shareholders have entered into that certain VMTP Purchase Agreement dated as of July 12, 2023 (the "Purchase Agreement"), regarding the purchase of the VMTP Shares (as defined below) of the Fund and certain other rights and obligations of the parties thereto as set forth therein.

NOW THEREFORE, the Parties hereby agree to enter into this Agreement to provide for certain registration rights as follows:

1.           Certain Definitions.  As used in this Agreement, the following terms have the following respective meanings:

"1940 Act" means the Investment Company Act of 1940, as amended.

"Affiliate" means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person (including any subsidiary) and "Affiliates" shall have correlative meaning.  For the purpose of this definition, the term "Control" (including with correlative meanings, the terms "Controlling", "Controlled by" and "under common Control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

"Agreement" has the meaning set forth in the preamble to this Agreement.

"Articles Supplementary" means the Articles Supplementary, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof. "Underwriters' Representative" has the meaning set forth in Section 3.3(b) of this Agreement.

"Banc of America" has the meaning set forth in the preamble to this Agreement.

"Blue Sky" means the statutes of any state regulating the sale of corporate securities within that state.

"BNYM Persons" means the Investment Adviser (as defined below) and affiliated persons (as defined in Section 2(a)(3) of the 1940 Act) of the Investment Adviser (as defined below).

"Board" means the board of directors of the Fund or any duly authorized committee thereof.

"Business Day" means any day (a) other than a day on which commercial banks in the City of New York, New York are required or authorized by law or executive order to close and (b) the New York Stock Exchange is not closed.

"Commission" means the United States Securities and Exchange Commission.

"Demand Registration" has the meaning set forth in Section 3.1 of this Agreement.

"Effective Date" means the date of this Agreement.

"FINRA" shall mean the Financial Industry Regulatory Authority or any successor.

"Form N-2" means such form used by closed-end management investment companies for filing a registration statement and any amendment thereto (i) under Section 8(b) of the 1940 Act; (ii) under the Securities Act (as defined below); or (iii) any combination of (i) and (ii) in effect on the date hereof or any successor registration form adopted by the Commission.

"Fund" has the meaning set forth in the preamble to this Agreement.

"Fund Indemnified Persons" means, the Fund and its affiliates and directors, officers, partners, employees, agents, representatives and control persons, entitled to indemnification by the Holders under Section 7 of this Agreement.

"Holder" means each of the Shareholders and any Permitted Transferees (as defined below) of the Shareholders entitled to the rights, and bound by the obligations under, this Agreement in accordance with Section 8.11 of this Agreement.

"Holder Indemnified Persons" means, with respect to the Holder, such Holder and its affiliates and directors, officers, partners, employees, agents, representatives and control persons, entitled to indemnification by the Fund under Section 7.

"Initiating Holder(s)" has the meaning set forth in Section 3.1 of this Agreement.

"Investment Adviser" means BNY Mellon Investment Adviser, Inc., or any successor company or entity thereto, and any successor investment adviser to the Fund.

"Majority Holders" means the Holder(s) of more than 50% of the Outstanding VMTP Shares, provided that it must include at least one of the Shareholders and its Permitted Transferees.

"Outstanding" has the meaning set forth in the Articles Supplementary.

"Parties" means collectively the Fund, the Shareholders and any Permitted Transferee who becomes a party to this Agreement.  Each of the Parties shall be referred to as a "Party."

"Permitted Transferee" means, on any date prior to the VMTP Shares having been registered under the Securities Act (as defined below), any Person permitted to be a Holder of VMTP Shares pursuant to Section 2.19 of the Articles Supplementary to which VMTP Shares are transferred in compliance with Section 8.11 of this Agreement.

"Person" means and includes an individual, a partnership, the Fund, a trust, a corporation, a limited liability company, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

"Prospectus" shall mean the prospectus included in a Registration Statement (as defined below), including any preliminary prospectus, any prospectus filed by the Fund under Rule 430A or Rule 497 (or any successor rules) under the Securities Act (as defined below) in connection therewith, and any advertising or sales material prepared by the Fund and filed under Rule 482 under the Securities Act (as defined below) in connection therewith, including in each such case all amendments and supplements to any such prospectus, advertising or sales material, and in each case including all material incorporated by reference therein.

"Public Offering" means an offering of Registrable Securities (as defined below) pursuant to an effective registration statement under the Securities Act (as defined below).

"Purchase Agreement" has the meaning set forth in the recitals to this Agreement.

"Registration" means a registration of securities effected by preparing and filing a Registration Statement (as defined below) and the declaration or ordering of the effectiveness of that Registration Statement, and the terms "Register" and "Registered" have meanings correlative with the foregoing.

"Registrable Securities" means (i) VMTP Shares owned by either Shareholder or any Permitted Transferee; and (ii) VMTP Shares or any other securities of the Fund issued as a dividend or other distribution with respect to, or in exchange for, or in replacement of, the VMTP Shares referred to in clause (i).

"Registration Expenses" means all expenses incurred by the Fund in complying with Section 3 of this Agreement, including, without limitation, all Registration, qualification, and filing fees, printing expenses, fees and disbursements of counsel for the Fund, reasonable fees and disbursements of one special counsel (selected by the Majority Holders) for all Holders (if different from counsels to the Fund) up to an amount not to exceed U.S. $75,000, reasonable Blue Sky fees and expenses, the expense of any reasonably necessary special audits or comfort letters incident to or required by a Registration and the reasonable costs and expenses of attending domestic road show presentations.  Registration Expenses do not include any underwriting discounts or commissions or any fees or expenses of counsel to the Holders in excess of such U.S. $75,000 amount referred to above.

"Registration Statement" means a registration statement prepared on Form N-2 under the Securities Act (as defined below) including the related preliminary prospectus or prospectuses.

"Securities Act" means the United States Securities Act of 1933, as amended, and, as applicable, the rules and regulations of the Commission promulgated thereunder, all as from time to time in effect.

"Shareholders" has the meaning set forth in the preamble to this Agreement.

"U.S. $" means United States dollars.

"VMTP Shares" means the Series 2023-1 Variable Rate MuniFund Term Preferred Shares of the Fund, with par value of U.S. $0.001 per share and a liquidation preference of U.S. $25,000 per share.

2.           Registration Rights; Applicability of Rights.  The Holders shall be entitled to the rights with respect to the registration of the Registrable Securities set forth in this Agreement.

3.           Demand Registration.

3.1. Request for Registration.  If the Fund receives from the Majority Holders (referred to as the "Initiating Holder(s)") a request in writing that the Fund effect any Registration with respect to the Registrable Securities held by such Initiating Holder(s), subject to the terms of this Agreement, the Fund shall (i) within ten (10) Business Days of receipt of such written request, give written notice of the proposed Registration to all other Holders; and (ii) as soon as practicable, use its commercially reasonable efforts to file a registration statement for those Registrable Securities ("Demand Registration") which the Fund has been so requested to register within thirty (30) calendar days or, if the 30th calendar day shall not be a Business day, the next succeeding Business Day, and to use commercially reasonable efforts to make such registration statement effective for such Registrable Securities, together with all other Registrable Securities which the Fund has been requested to register by Holders thereof by written request given to the Fund within ten (10) days after receiving written notice from the Fund, subject to the limitations of this Section 3.  The Fund shall not be obligated to take any action to effect any Registration pursuant to this Section 3.1 after the Fund has effected one Registration pursuant to this Section 3.1 and such Registration has not been subject to a "stop order" of the Commission.  The Demand Registration may be exercised only once prior to the Term Redemption Date, as defined in the Articles Supplementary, and may not be exercised within 150 days of the Term Redemption Date.  The substantive provisions of Section 3.3 shall be applicable to any Registration initiated under this Section 3.1.

3.2. Right of Deferral.  Notwithstanding the foregoing, the Fund shall not be obligated to file a Registration Statement pursuant to this Section 3 if the Fund furnishes to the Initiating Holders a certificate signed by the chief executive officer of the Fund or the chairman of the Board stating that, in the good faith judgment of the Board, filing in the near future a Registration Statement pursuant to this Section 3 could reasonably be expected to be seriously detrimental to the Fund or its shareholders.  In such event, the Fund's obligation to use its commercially reasonable efforts to file a Registration Statement shall be deferred for a period not to exceed ninety (90) days from the receipt of the request to file the Registration Statement by the Initiating Holder(s) (for purposes of this Section 3.2, a "90-day period"); provided, that the Fund shall not exercise the right to delay a request contained in this Section 3.2 more than once in any 12-month period, and provided further, that during such 90-day period, the Fund shall not file a Registration Statement with respect to any preferred shares of the Fund except as agreed to in writing by the Parties.

3.3. Underwriting in Demand Registration.

(a)          Notice of Underwriting.  If the Initiating Holder(s) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Fund as a part of their request made pursuant to this Section 3, and the Fund shall include that information in the written notice referred to in Section 3.1 of this Agreement.  The right of any Holder to request Registration pursuant to this Section 3 shall be conditioned upon such Holder's agreement to participate in the underwriting and the inclusion of that Holder's Registrable Securities in the underwriting to the extent provided herein.

(b)          Selection of Underwriter in Demand Registration.  The Fund shall (together with all Holders proposing to distribute their Registrable Securities through the underwriting) enter into an underwriting agreement in customary form for an underwritten offering made solely by selling shareholders with the underwriter or, if more than one, the lead underwriter acting as the representative of the underwriters (such underwriter or lead underwriter, in either case, the "Underwriters' Representative") selected for the underwriting by the Initiating Holder(s) and with the consent of the Fund, not to be unreasonably withheld.

(c)          Marketing Limitation in Demand Registration.  Notwithstanding any other provision of this Section 3, in the event the Underwriters' Representative advises the Fund in writing that market factors (including, without limitation, the aggregate number of VMTP Shares requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of shares to be underwritten, then the Fund shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the Registration and underwriting shall be allocated among all Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities requested to be included in the Registration by all such selling Holders (including the Initiating Holder(s)); provided, however, that the number of Registrable Securities to be included in any such underwriting held by Holders shall not be reduced unless all other securities of the Fund, its Affiliates and BNYM Persons are first entirely excluded from the underwriting.  Unless the prior written consent of the Majority Holders has been obtained, the number of the Registrable Securities included in any such underwriting shall not be reduced to less than 90% of the number of the Registrable Securities requested to be included.  Any Registrable Securities or other securities excluded from the underwriting by reason of this Section 3.3(c) shall be withdrawn from the Registration.  To facilitate the allocation of shares in accordance with the foregoing, the Fund or the underwriters may round the number of shares allocated to any Holder to the nearest one share.

(d)         Right of Withdrawal in Demand Registration.  If any Holder of Registrable Securities (other than the Initiating Holder(s)) disapproves of the terms of the underwriting, such Holder may elect to withdraw therefrom by written notice to the Fund and the Underwriters' Representative proposing to distribute their securities through the underwriting, delivered at least twenty (20) days prior to the effective date of the Registration Statement.  If any Initiating Holder elects to withdraw, such withdrawal shall be conditioned on the payment by such withdrawing Initiating Holder to the Fund of the Registration Expenses incurred in connection with such withdrawal.  Such payment obligation shall be joint and several among the withdrawing Initiating Holders, and the payment shall be made within thirty (30) days after the delivery to the withdrawing Initiating Holders of an invoice stating such Registration Expenses in reasonable detail.  An Initiating Holder's Demand Registration rights shall be terminated if such Initiating Holder elects to withdraw pursuant to this Section 3.3(d); provided however, such rights shall be preserved if all additional Holders who had elected to participate also withdraw from such underwriting.  The securities so withdrawn shall also be withdrawn from the Registration Statement.

4.           Expenses of Registration.  Subject to Section 3.3(d), all Registration Expenses incurred in connection with any Registration pursuant to Section 3.1 shall be borne by the Fund.

5.           Assignability of Registration Rights; Termination of Registration Rights; Limitation on Subsequent Registration Rights

5.1.         Assignability of Registration Rights.  Except as provided in Section 8.11, no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other Party to this Agreement.

5.2.         Termination of Registration Rights. The rights to cause the Fund to register Registrable Securities granted under Section 3 of this Agreement and to receive notices pursuant to Section 3 of this Agreement, shall terminate on the earliest of (i) 150 days prior to the Term Redemption Date, as provided in Section 3.1; (ii) a notice of redemption having been issued by the Fund pursuant to the Articles Supplementary for the redemption of all of the Registrable Securities, or the repurchase by the Fund (including by exchange of securities) and cancellation of all of the Registrable Securities; (iii) the date a Demand Registration has been effected and the Registrable Securities have been sold or otherwise disposed of in accordance with the plan of distribution set forth in the Registration Statement and Prospectus relating thereto or all Holders have withdrawn from the Demand Registration; and (iv) with respect to an Initiating Holder, the date that the Initiating Holder's Demand Registration rights are terminated pursuant to Section 3.3(d).

6.         Registration Procedures and Obligations.  Whenever required under this Agreement to effect the Registration of any Registrable Securities, the Fund shall, as expeditiously as commercially reasonably possible (subject to the notice provisions of Section 3.1):

(a)           (i) prepare and file with the Commission a Registration Statement which (x) shall be on Form N-2, if available, (y) shall be available for the sale or exchange of the Registrable Securities in accordance with the intended method or methods of distribution by the selling Holders thereof, and (z) shall in all material respects comply as to form with the requirements of the applicable form and include all financial statements required by the Commission to be filed therewith and all other information reasonably requested by the Underwriters' Representative to be included therein relating to the underwriters and plan of distribution for the Registrable Securities; (ii) use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective for up to 90 days or, if earlier, until the Holder or Holders have completed the distribution thereto or withdrawn from such plan of distribution; (iii) cause each Registration Statement, as of the effective date of such Registration Statement, (x) to comply in all material respects with any applicable requirements of the Securities Act and (y) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iv) cause each Prospectus, as of the date thereof, (x) to comply in all material respects with any requirements of the Securities Act and (y) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(b)        subject to Section 6(a), prepare and file with the Commission such amendments and post-effective amendments to such Registration Statement as may be necessary to keep such Registration Statement effective for the applicable period; cause each such Prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to applicable rules under the Securities Act; and comply in all material respects with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement during the applicable period set forth in Section 6(a)(ii) in accordance with the intended method or methods of distribution by the selling Holders thereof, as set forth in such Registration Statement;

(c)         furnish to each Holder for which the Registrable Securities are being registered and to each underwriter of an underwritten offering of the Registrable Securities, if any, without charge, as many copies of each Prospectus, including, without limitation, each preliminary Prospectus, and any amendments or supplements thereto and such other documents as such Holder or underwriter may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities; the Fund hereby consents to the use of the Prospectus, including, without limitation, each preliminary Prospectus, by each Holder for which the Registrable Securities are being registered and each underwriter of an underwritten Public Offering of the Registrable Securities, if any, in connection with the offering and sale of the Registrable Securities covered by the Prospectus or the preliminary Prospectus, as applicable;

(d)          (i) use its commercially reasonable efforts to register or qualify the Registrable Securities, no later than the time the applicable Registration Statement is declared effective by the Commission, under all applicable state securities or Blue Sky laws of such United States jurisdictions as the Underwriters' Representative, if any, or any Holder having Registrable Securities covered by a Registration Statement, shall reasonably request; (ii) use its commercially reasonable efforts to keep each such registration or qualification effective during the period such Registration Statement is required to be kept effective; and (iii) do any and all other acts and things which may be reasonably necessary to enable each underwriter, if any, and any such Holder to consummate the disposition in each such jurisdiction of such Registrable Securities the registration of which such Holder is requesting; provided, however, that the Fund shall not be obligated to qualify to do business or to a file a general consent to service of process in any such state or jurisdiction, unless the Fund is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)          notify each Holder for which the Registrable Securities are being registered promptly, and, if requested by such Holder, confirm such advice in writing, (i) when such Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective; (ii) of the issuance by the Commission or any state securities authority of any stop order, injunction or other order or requirement suspending the effectiveness of such Registration Statement or the initiation of any proceedings for that purpose; (iii) if, between the effective date of such Registration Statement and the closing of any sale of Registrable Securities covered thereby pursuant to any agreement to which the Fund is a party relating to such sale, the representations and warranties of the Fund contained in such agreement cease to be true and correct in all material respects or if the Fund receives any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose; and (iv) when the Fund discovers the happening of any event during the period such Registration Statement is effective as a result of which such Registration Statement or the related Prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(f)           furnish to a designated single counsel for each of the underwriters (if any) and for the Holders for which the Registrable Securities are being registered, copies of any request by the Commission or any state securities authority for amendments or supplements to a Registration Statement and Prospectus or for additional information;

(g)           use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement at the earliest possible time;

(h)         upon request, furnish to the Underwriters' Representative of an underwritten Public Offering of the Registrable Securities (if any), without charge, at least one signed copy of such Registration Statement and any post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits; and upon request furnish to each Holder for which the Registrable Securities are being registered, without charge, at least one conformed copy of each Registration Statement and any post-effective amendment thereto (without documents incorporated therein by reference or exhibits thereto, unless requested);

(i)           upon the Fund's discovery of the occurrence of any event contemplated by paragraph (e)(iv) of this Section, use commercially reasonable efforts to prepare a supplement or post-effective amendment to such Registration Statement or the related Prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities, such Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(j)          enter into customary agreements (including, in the case of an underwritten Public Offering, underwriting agreements in customary form for sales only by selling shareholders, and including provisions with respect to indemnification and contribution in customary form and consistent with the provisions relating to indemnification and contribution contained herein) and take all other customary and appropriate actions that are commercially reasonable in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the plan of distribution set forth in the Registration Statement and the Prospectus, and in connection therewith:

(i)          in the case of any underwritten Public Offering, make such representations and warranties, in such form, substance and scope as are customarily made by issuers to underwriters in similar underwritten offerings, to (x) the underwriters, and (y) insofar as they relate to the nature and the validity of the offering, the selling Holders of such Registrable Securities;

(ii)         in the case of any underwritten Public Offering, obtain opinions of counsel to the Fund and updates thereof (if any) addressed to (x) the underwriters, and (y) insofar as they relate to the nature and the validity of the offering, each selling Holder, covering the matters customarily covered in opinions requested in similar underwritten offerings and such other matters as may be reasonably requested by underwriters and such Holders (and which opinions (in form, scope and substance) shall be reasonably satisfactory to the Underwriters' Representative, if any, and, where relevant, the Majority Holders of the Registrable Securities being sold);

(iii)        in the case of any underwritten Public Offering, obtain "comfort" letters or "agreed-upon procedures" letters and updates thereof from the Fund's independent registered public accounting firm addressed to the selling Holders of the Registrable Securities, if permissible, and underwriters, which letters shall be customary in form and shall cover matters of the type customarily covered in such letters to underwriters and such Holders in connection with firm commitment underwritten offerings;

(iv)        to the extent requested and customary for the relevant transaction, enter into a securities sales agreement with the selling Holders providing for, among other things, the appointment of such representative as agent for the selling Holders for the purpose of soliciting purchases of the Registrable Securities, which agreement shall be customary in form, substance and scope and shall contain customary representations, warranties and covenants relating to the nature and validity of the offering; and

(v)        deliver such customary documents and certificates as may be reasonably requested by a designated representative of the Majority Holders of the Registrable Securities being sold (the "Designated Representative") or by the Underwriters' Representative, if any.

(k)          make available for inspection by the Designated Representative and by any underwriters participating in any disposition pursuant to such Registration Statement and a single counsel or accountant retained by such Holders or by counsel to such underwriters, all relevant material financial and other records, pertinent material corporate documents and properties of the Fund, except to the extent prohibited by law or regulation, and cause the respective officers, directors and employees of the Fund to supply all material information reasonably requested by such Designated Representative, underwriter, counsel or accountant in connection with such Registration Statement, provided that, prior to providing such information, the requesting party shall have entered into a confidentiality agreement satisfactory to the Fund;

(l)          within a reasonable time prior to the filing of any Registration Statement, any Prospectus, any amendment to a Registration Statement or amendment or supplement to a Prospectus, provide copies of such document to the selling Holders of the Registrable Securities and to counsel to such Holders and to the underwriter or underwriters of a underwritten Public Offering of the Registrable Securities, if any; fairly consider such reasonable changes in any such document prior to or after the filing thereof as the counsel to the Holders or the underwriter or the underwriters may request and not file any such document in a form to which the Majority Holders of the Registrable Securities being registered or any Underwriters' Representative shall reasonably object unless required by law; and make such of the representatives of the Fund as shall be reasonably requested by the Designated Representative or the Underwriters' Representative available for discussion of such document;

(m)         otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, including making available to its security holders an earnings statement covering at least 12 months which shall satisfy the provisions of the Securities Act and the rules thereunder;

(n)           cooperate and assist with all reasonable requests relating to any filings required to be made with FINRA and in the performance of any due diligence investigation by any underwriter in an underwritten offering; and

(o)          use its commercially reasonable efforts to facilitate the distribution and sale of any Registrable Securities to be offered pursuant to this Agreement, including without limitation by participating in domestic road show presentations, holding meetings with potential investors and taking such other actions as shall be reasonably requested by the Designated Representative or the lead managing underwriter of an underwritten offering.

Each selling Holder of the Registrable Securities as to which any Registration is being effected pursuant to this Agreement agrees, as a condition to the Registration obligations with respect to such Holder provided herein, to furnish to the Fund such information regarding such Holder required to be included in the Registration Statement, the ownership of the Registrable Securities by such Holder (including information on the Persons having voting and dispositive control thereof) and the proposed distribution by such Holder of such Registrable Securities as the Fund may from time to time reasonably request in writing.  Each selling Holder of the Registrable Securities as to which any Registration is being effected pursuant to this Agreement also agrees, as a condition to the Registration obligations with respect to such Holder provided herein, to suspend use of any Prospectus if it has received the notification contemplated by Section 6(e)(iv) until such time as the Fund notifies such Holder that it has complied with Section 6(i) above.

7.           Indemnification.

7.1. Fund's Indemnification of Holders.  The Fund agrees to indemnify and hold harmless each Holder and each other Holder Indemnified Person from and against any losses, claims, damages, liabilities or expenses incurred by them (including reasonable fees and disbursements of outside counsel) which are related to or arise out of any untrue or alleged untrue statement of a material fact contained in a Registration Statement, any Prospectus or in any amendment or supplement thereto, or arise out of or relate to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that (i) such untrue statements or alleged untrue statements or omissions or alleged omissions are based upon information regarding such Holder or its Affiliates furnished in writing to the Fund by such Holder or such Holder's counsel expressly for use therein, or to the extent that such information relates to such Holder or its Affiliates, or such Holder's proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Holder or such Holder's counsel expressly for use in a Registration Statement, such Prospectus or in any amendment or supplement thereto; or (ii) in the case of an occurrence of an event of the type specified in Section 6(e)(iv), the use by such Holder of an outdated, defective or otherwise unavailable Prospectus after the Fund has notified such Holder in writing that the Prospectus is unavailable for use by such Holder and prior to the receipt by such Holder of a notice that the Fund has complied with Section 6(i) above.

7.2. Holders' Indemnification of Fund.  Each Holder, severally and not jointly, agrees to indemnify and hold harmless the Fund and each other Fund Indemnified Person from and against any losses, claims, damages, liabilities or expenses incurred by them (including reasonable fees and disbursements of outside counsel) which are related to or arise out of any untrue or alleged untrue statement of a material fact contained in a Registration Statement, any Prospectus or in any amendment or supplement thereto, or arise out of or relate to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that (A) such untrue statements or alleged untrue statements or omissions or alleged omissions are based upon information regarding such Holder or its Affiliates furnished in writing to the Fund by such Holder or such Holder's counsel expressly for use therein, or to the extent that such information relates to such Holder or its Affiliates or such Holder's proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Holder or such Holder's counsel expressly for use in a Registration Statement, such Prospectus or in any amendment or supplement thereto or (B) in the case of an occurrence of an event of the type specified in Section 6(e)(iv), the use by such Holder of an outdated, defective or otherwise unavailable Prospectus after the Fund has notified such Holder in writing that the Prospectus is unavailable for use by such Holder and prior to the receipt by such Holder of a notice that the Fund has complied with Section 6(i) above.  In no event shall the liability of any selling Holder under this Section 7.2 be greater in amount than the dollar amount of the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation, except in the case of fraud or willful misconduct.

7.3. Indemnification Procedure.  If any action, suit, proceeding or investigation shall be brought or asserted against any Person entitled to indemnity hereunder (the "Indemnified Party"), such Indemnified Party shall notify the Person from whom indemnity is sought (the "Indemnifying Party") in writing with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from its obligations hereunder (except to the extent that the Indemnifying Party is materially prejudiced by such failure to promptly notify).  The Indemnifying Party shall be entitled to assume the defense of any such action, suit, proceeding or investigation, including the employment of counsel reasonably satisfactory to the Indemnified Party.  The Indemnified Party shall have the right to separate counsel of its own choice to represent it, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party has failed promptly to assume the defense and employ counsel reasonably satisfactory to the Indemnified Party in accordance with the preceding sentence; or (ii) the Indemnified Party shall have been advised by counsel that there exist actual or potential conflicting interests between the Indemnifying Party and such Indemnified Party, including situations in which one or more legal defenses may be available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party; provided, however, that the Indemnifying Party shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations be liable for fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties of the other party; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Indemnifying Party and any counsel designated by the Indemnifying Party.

The Indemnifying Party shall not be liable for any settlement of any such action, suit, investigation or proceeding effected without its written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  No Indemnifying Party will, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought by the Indemnified Party hereunder (whether or not any Indemnified Party is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability and obligations arising therefrom.

7.4. Contribution.  Each Indemnifying Party also agrees that if any indemnification sought by an Indemnified Party pursuant to this Agreement is unavailable or insufficient, for any reason, to hold harmless the Indemnified Party in respect of any losses, claims, damages or liabilities (or actions in respect thereof), then the Indemnifying Party, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, liabilities, damages and expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Fund on the one hand and the Holders on the other, in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages, liabilities or expenses (or actions in respect thereof), as well as any other relevant equitable considerations.  The relative fault of the parties shall be determined by reference to, among other things, whether the actions taken or omitted to be taken in connection with the proposed transactions contemplated by this Agreement (including any misstatement of a material fact or the omission to state a material fact) relates to information supplied by the Fund on the one hand, or the Holder on the other, the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action, misstatement or alleged omission, and any other equitable considerations appropriate in the circumstances.  No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation.  In no event shall the liability of any selling Holder under this Section 7.4 be greater in amount than the dollar amount of the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such contribution obligation, except in the case of fraud or willful misconduct.  The indemnity, reimbursement and contribution obligations under this Agreement shall be in addition to any rights that any Indemnified Party may have at common law or otherwise.

7.5. No Limitations.  Nothing in this Section 7 is intended to limit any party's obligations contained in other parts of this Agreement or any other agreements or instruments with respect to the VMTP Shares, provided that no amount shall be reimbursed twice in any event.

7.6. Conflicts.  Notwithstanding the foregoing, to the extent that provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

8.           Miscellaneous.

8.1. Governing Law.  This Agreement shall be construed in accordance with and governed by the domestic law of the State of New York.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY.

8.2. No Waivers.

(a)
The obligations of the Fund and each Shareholder and its Permitted Transferees hereunder shall not in any way be modified or limited by reference to any other document, instrument or agreement (including, without limitation, the VMTP Shares).  The rights of the Shareholders hereunder are separate from and in addition to any rights that any Holder of any VMTP Share may have under the terms of such VMTP Share or otherwise.

(b)
No failure or delay by the Fund or the Shareholder in exercising any right, power or privilege hereunder or under the VMTP Shares shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No failure or delay by the Fund or the Shareholder in exercising any right, power or privilege hereunder or in respect of the VMTP Shares shall affect the rights, powers or privileges of the Fund or such Shareholder hereunder or shall operate as a limitation or waiver thereof.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

8.3. Specific Performance.  Each Party hereby acknowledges that the remedies at law of the other Parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any Party, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to seek equitable relief in the form of specific performance, injunctions or any other equitable remedy.

8.4. Waiver of Jury.  THE FUND AND THE SHAREHOLDERS HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

8.5. Counterparts and Facsimile Execution.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Any counterpart or other signature delivered by facsimile or electronic mail shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by that party.

8.6. Headings and Interpretation.  The headings of the Sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.  Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof.  Reference to any law means such law as amended, modified, codified, replaced or re-enacted in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder.

8.7. Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail or similar writing), and shall be given to such party at its address or email address set forth below or such other address or telecopy number or email address as such party may hereafter specify for the purpose by notice to the other parties.  Each such notice, request or other communication shall be effective when delivered at the address specified in this Section.  The notice address for each party is specified below:

If to the Fund, to:

BNY Mellon Municipal Income, Inc.
240 Greenwich Street
New York, New York 10286
Attention: Deirdre Cunnane
Telephone: 212.922.6039
Email: Deirdre.cunnane@bnymellon.com

If to Banc of America, to:

Banc of America Preferred Funding Corporation
One Bryant Park
1111 Avenue of the Americas, 3rd Floor
New York, NY 10036

Attention:	Thomas J. Visone
Mary Ann Olson
Todd Blasiak
Michael Jentis
Lisa Irizarry
Carl Daniels
Telephone:	(212) 449-7358
Email:	thomas.visone@bofa.com
mary.ann.olson@bofa.com
todd.blasiak@bofa.com
lisa.m.irizarry@bofa.com
michael.jentis@bofa.com
carl.daniels@bofa.com

8.8. Amendments and Waivers.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Fund and the Holders of not less than a majority of the Registrable Securities (calculated on an as-converted basis).

8.9. Severability.  In case any provision of this Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby so long as the intent of the Parties to this Agreement is preserved.

8.10. Entire Agreement.  This Agreement and the Purchase Agreement shall constitute the entire agreement and understanding between the parties hereto with respect to the matters set forth herein and shall supersede any and all prior agreements and understandings relating to the subject matter hereof.

8.11. Successors and Assigns; Assignment.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns by merger or the operation of law.  Neither the Fund nor the Shareholder may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party (other than by merger or operation of law), except that prior to the VMTP Shares being registered under the Securities Act, any transferee of VMTP Shares satisfying the requirements set forth in Section 2.1(b) of the Purchase Agreement shall have the rights of a Holder hereunder so long as it has executed a Transferee Letter in the form contemplated by the Purchase Agreement and otherwise agrees to be bound by the provisions of this Agreement.  Any assignment without such prior written consent shall be void.

8.12. Transfers to Tender Option Bond Trusts.  In the event that the Shareholder transfers, in accordance with Section 2.1(b) of the Purchase Agreement, VMTP Shares to a tender option bond trust in which the Shareholder (or an Affiliate of the Shareholder) retains a residual interest, for purposes of the rights granted to Holders under this Agreement, the Shareholder, and not such tender option bond trust, shall be deemed to be the actual owner of such VMTP Shares. The deemed ownership provided for in this Section 8.12 shall last until the earliest of the termination of such tender option bond trust; the agreement by the Fund and the Shareholder to terminate such deemed ownership; and the good-faith determination by such purchaser that such deemed ownership has adverse tax, legal or other regulatory consequences or is otherwise no longer consistent with applicable law.

8.13. Effectiveness of this Agreement.  This Agreement shall be effective as of the Effective Date and the rights and obligations of the Parties contained herein in each case shall be binding as of the Effective Date.

[Signatures follow on the next page.]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement on the date first written above.

THE FUND:

BNY MELLON MUNICIPAL INCOME, INC.

By:	/s/ David DiPetrillo
Name: David DiPetrillo
Title: President

THE SHAREHOLDERS:

BANC OF AMERICA PREFERRED FUNDING CORPORATION

By:	/s/ Michael Jentis
Name: Michael Jentis
Title: Managing Director

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT FOR BNY MELLON MUNICIPAL INCOME, INC.]